SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

     INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. _____________)*


                                 Ultratech, Inc.
                                 (Name of Issuer)

                         Common Stock, $.001 par value
                         (Title of Class of Securities)

                                    904034105
                                 (CUSIP Number)

                                   May 3, 2006
               (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed: [ ] Rule 13d-1(b) [X] Rule 13d-1(c) [ ] Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Bluenose Capital Fund (QP), L.P.
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     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [x]
              (b) [ ]
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     (3)  SEC USE ONLY

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     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
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NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    482,893
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    482,893
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     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              482,893
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    (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              2.02%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
              PN
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Bluenose Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [x]
              (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

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     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
              Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    778,307
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    778,307
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              778,307
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              3.25%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
              CO
-----------------------------------------------------------------------------

----------------------------------------------------------------------------

    (1) NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Intrepid Capital Advisors, LLC
-----------------------------------------------------------------------------

    (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [x]
              (b) [ ]
-----------------------------------------------------------------------------

     (3) SEC USE ONLY

-----------------------------------------------------------------------------

     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    482,893
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    482,893
-----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              482,893
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              2.02%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
              OO
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Intrepid Fund Management, LLC
-----------------------------------------------------------------------------

     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [x]
              (b) [ ]
-----------------------------------------------------------------------------

     (3) SEC USE ONLY

-----------------------------------------------------------------------------

     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    778,307
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    778,307
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              778,307
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              3.25%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
              OO
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Steven Shapiro
-----------------------------------------------------------------------------

     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [x]
              (b) [ ]
-----------------------------------------------------------------------------

     (3) SEC USE ONLY

-----------------------------------------------------------------------------

     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,261,200
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,261,200
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              1,261,200
-----------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              5.27%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
              IN
-----------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:
               Ultratech, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               3050 Zanker Road
               San Jose, California  95134

ITEM 2(a).  NAME OF PERSON FILING:
               Bluenose Capital Fund (QP), L.P. ("BN"), Bluenose Master Fund, Ltd. ("BN Offshore"), Intrepid Capital Advisors, LLC ("ICA"), Intrepid Fund Management, LLC ("IFM") and Steven Shapiro ("Shapiro")

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
               The business address of BN, ICA, IFM and Shapiro is 360 Madison Avenue, 21st Floor, New York, New
York 10017.

               The business address of BN Offshore is c/o Intrepid Fund Management, LLC, 360 Madison Avenue, 21st Floor, New York, New York 10017


ITEM 2(c).  CITIZENSHIP:
               ICA and IFM are each a Delaware limited liability company and BN is a Delaware limited partnership. BN Offshore is a Cayman Islands exempted company. Steven Shapiro is a citizen of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
               Common Stock, $.001 par value (23,914,807 outstanding as of May 1, 2006 (pursuant to Company's most recent 10-Q filing)).

ITEM 2(e).  CUSIP NUMBER:
               904034105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)   [ ] Broker or dealer registered under Section 15 of the Act

          (b)   [ ] Bank as defined in Section 3(a)(6) of the Act

          (c)   [ ] Insurance Company as defined in Section 3(a)(19) of the
                    Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1 (b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g)   [ ] Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j)   ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]

ITEM 4.   OWNERSHIP.

     A. BN
        (a) Amount beneficially owned: 482,893 (b) Percent of class: 2.02%
        (c) Number of shares as to which such person has:
                     (i)   sole power to vote or to direct the vote
                           0
                     (ii)  shared power to vote or to direct the vote
                           482,893
                     (iii) sole power to dispose or to direct the disposition
                           0
                     (iv) shared power to dispose or to direct the disposition 482,893

            BN has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, ICA, and Mr. Shapiro, the controlling person of ICA. Neither ICA nor Mr. Shapiro directly owns any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, ICA and Mr. Shapiro may each be deemed to own beneficially the shares owned by BN, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN.

     B. BN Offshore
        (a) Amount beneficially owned: 778,307
        (b) Percent of class: 3.25%
        (c) Number of shares as to which such person has:
                     (i)   sole power to vote or to direct the vote
                           0
                     (ii)  shared power to vote or to direct the vote
                           778,307
                     (iii) sole power to dispose or to direct the disposition
                           0
                     (iv) shared power to dispose or to direct the disposition 778,307
            BN Offshore has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its investment manager, IFM, and Mr. Shapiro, the controlling person of IFM. Neither IFM nor Mr.
            Shapiro directly owns any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, IFM and Mr. Shapiro may each be deemed to own beneficially the shares owned by BN Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN Offshore.

     C. ICA
        (a) Amount beneficially owned: 482,893
        (b) Percent of class: 2.02%
        (c) Number of shares as to which such person has:
                     (i)   sole power to vote or to direct the vote
                           0
                     (ii)  shared power to vote or to direct the vote
                           482,893
                     (iii) sole power to dispose or to direct the disposition
                           0
                     (iv) shared power to dispose or to direct the disposition 482,893
            ICA is the general partner of BN. Thus, ICA has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by BN. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, ICA may be deemed to own beneficially the shares owned by BN, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN.

         D. IFM
            (a) Amount beneficially owned: 778,307
            (b) Percent of class: 3.25%
            (c) Number of shares as to which such person has:
                     (i)   sole power to vote or to direct the vote
                           0
                     (ii)  shared power to vote or to direct the vote
                           778,307

                     (iii) sole power to dispose or to direct the disposition
                           0
                     (iv) shared power to dispose or to direct the disposition 778,307
            IFM is the investment manager of BN Offshore. Thus, IFM has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by BN Offshore. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, IFM may be deemed to own beneficially the shares owned by BN Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN Offshore.

         E. Steven Shapiro
            (a) Amount beneficially owned: 1,261,200
            (b) Percent of class:  5.27%
            (c) Number of shares as to which such person has:
                     (i)   sole power to vote or to direct the vote
                           0
                     (ii)  shared power to vote or to direct the vote
                           1,261,200
                     (iii) sole power to dispose or to direct the disposition
                           0
                     (iv) shared power to dispose or to direct the disposition 1,261,200
            Shapiro, as the Manager of ICA and IFM, has the power to dispose of and vote the Common Stock beneficially owned by BN and BN Offshore. Shapiro does not own any shares of Common
            Stock directly. By reason of the provisions of Rule 13d-3 of the Act, Shapiro may be deemed to beneficially own the shares beneficially owned by BN and BN Offshore.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of such Common Stock which represents more than five percent of the number of outstanding shares of Common Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. See Item 2 in lieu of an Exhibit.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  May 15, 2006        /s/ Steven Shapiro
                            ------------------------------------------------
                            STEVEN SHAPIRO, individually,
                            as Manager of Intrepid Capital Advisors, LLC,
                            on behalf of itself and of Bluenose Capital Fund
                            (QP), L.P., as its general partner, and as Manager
                            of Intrepid Fund Management, LLC, on behalf
                            of itself and of Bluenose Master Fund, Ltd., as its
                            investment manager

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Ultratech, Inc. dated as of May 15, 2006 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  May 15, 2006       /s/ Steven Shapiro
                           -----------------------------------------
                           STEVEN SHAPIRO, individually, as Manager of
                           Intrepid Capital Advisors, LLC, on behalf of itself
                           and of Bluenose Capital Fund (QP), L.P., as its
                           general partner, and as Manager of Intrepid Fund
                           Management, LLC, on behalf of itself and of Bluenose
                           Master Fund, Ltd., as its investment manager